Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of December 2, 2022 (the “Effective Date”), by and between OncoCyte, Corporation (the “Company”), a California corporation located at 15 Cushing, Irvine, California 92618 and Joshua Riggs (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to continue to employ Executive on the terms and conditions set forth herein; and

WHEREAS, Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Engagement; Position and Duties.

(a) Position and Duties. During the Term (as defined below) until such time as a permanent Chief Executive Officer commences employment, the Company agrees to employ Executive in the position of Interim Chief Executive Officer of the Company (“Interim CEO”). In such position, Executive shall have such duties and responsibilities attendant to the position of Interim Chief Executive Officer and shall render services consistent with such position, as applicable and appropriate and such services as the Board of Directors of the Company (the “Board of Directors”) may from time to time direct or require. As Interim CEO, Executive shall report to the Board of Directors. At such time that a permanent Chief Executive Officer commences employment with the Company (such date, the “CEO Commencement Date”), (i) Executive shall serve as a senior executive of the Company with such duties and responsibilities that are reasonably agreed between Executive and the Board of Directors and (ii) Executive will be deemed to have automatically resigned as Interim CEO (and any positions or offices affiliated with such title, including as a director of the Board of Director, if applicable). During the Term, Executive shall devote best efforts, skills and abilities, on a full-time basis, exclusively to the Company’s business. Executive covenants and agrees to faithfully adhere to and fulfill such policies as are established from time to time by the Board of Directors or the Company (“Policies”).

(b) Place of Performance. Executive’s principal place of employment with the Company shall be at the Company’s headquarters in Irvine, California, or as otherwise determined from time to time by the Board of Directors, provided that Executive shall perform Executive’s duties and responsibilities hereunder with due care and in accordance with all Company policies (including any remote-working policies as in effect from time to time), and provided further that Executive understands and agrees that Executive may be required to travel from time to time for business purposes.

(c) Performance of Services for Subsidiaries. In addition to the performance of services for Company, Executive shall, to the extent so required by Company, also perform services for one or more members of a consolidated group of which Company is a part, provided that such services are consistent with the kind of services Executive performs or may be required to perform for Company under this Agreement. If Executive performs any services for any subsidiary that is wholly-owned or partially owned by OncoCyte (each a “Subsidiary”), Executive shall not be entitled to receive any compensation or remuneration in addition to or in lieu of the compensation and remuneration provided under this Agreement on account of such services for the Subsidiary. The Policies will govern Executive’s employment by Company and any Subsidiaries for which Executive is asked to provide Services. In addition, Executive covenants and agrees that Executive will faithfully adhere to and fulfill such additional policies as may be established from time to time by the board of directors of any Subsidiary for which Executive performs services, including to the extent that such policies and procedures differ from or are in addition to the Policies adopted by Company.

(d) No Conflicting Obligations. Executive represents and warrants to Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would prohibit Executive, contractually or otherwise, from performing Executive’s duties as under this Agreement and the Policies.

(e) No Unauthorized Use of Third Party Intellectual Property. Executive represents and warrants to Company that Executive will not use or disclose, in connection with Executive’s employment by Company or any Subsidiary, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that Company or a Subsidiary holds a valid license or other written permission for such use from the owner(s) thereof. Executive represents and warrants to Company that Executive has returned all property and confidential information belonging to any prior employer.

(f) The “Term” shall mean the period commencing as of the Effective Date and continuing until the earlier of (i) such time as Executive’s employment is terminated in accordance with Section 5 or (ii) the one-year anniversary of the Effective Date. To the extent Executive’s employment with the Company continues beyond the end of the Term, Executive will continue as an “at-will” employee, such that either party may terminate Executive’s employment at any time, for any reason or no reason.

2. Compensation

(a) Salary. During the Term, Executive’s annual base salary shall be Three Hundred Thousand Dollars ($300,000) (pro-rated for partial years), less applicable taxes and deductions (such annual base salary, “Base Salary”). Executive’s Base Salary shall be paid in accordance the Company’s regular salary payment practices, as in effect from time to time.

(b) Bonus. During the Term, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) with a target bonus opportunity equal to 50% of base salary. Executive’s Annual Bonus, if any, for calendar year 2022, shall be subject to the achievement of the parameters and objectives used to determine the amount of the Annual Bonus immediately prior to the Effective Date, assessed and determined by the Board (or committee thereof). Executive’s Annual Bonus, if any, for calendar year 2023, shall be based on and subject to the achievement of Company and/or individual performance objectives established (in consultation with Executive), approved, assessed and determined by the Board (or a committee thereof).

Notwithstanding the foregoing, Executive’s Annual Bonus, if any, earned, if at all, shall be determined as follows: (i) in respect of the 2022 calendar year: (A) the portion of Executive’s Annual Bonus, if any, that relates to Executive’s employment with the Company from January 1, 2022, through the day immediately prior to the Effective Date, shall be calculated based on the target bonus opportunity in effect immediately prior the Effective Date applicable to the base salary paid to Executive during such period and (B) the portion of Executive’s Annual Bonus, if any, that relates to Executive’s employment with the Company from the Effective Date through December 31, 2022, shall be calculated based on a target bonus opportunity equal to 50% applicable to the base salary paid to Executive during such period, and (ii) in respect of the 2023 calendar year: (A) the portion of Executive’s Annual Bonus, if any, that relates to Executive’s employment with the Company from January 1, 2023, through the one year anniversary of the Effective Date, shall be calculated based on a target bonus opportunity equal to 50% applicable to the base salary paid to Executive during such period and (B) the portion of Executive’s Annual Bonus, if any, that relates to Executive’s employment with the Company from the day after the one year anniversary of the Effective Date through December 31, 2023, shall be calculated based on the target bonus opportunity, determined by the Board (or committee thereof), which shall not be less than the target bonus opportunity in effect immediately prior to the Effective Date, applicable to the base salary paid to Executive during such period.

The Annual Bonus shall not be earned until paid and shall not be paid unless Executive remains an employee (and has not received notice of termination of employment for Cause) of Company on the date of payment.

(c) Stock Options. The Company shall grant Executive a one-time award under the Company’s 2018 Equity Incentive Plan, as amended from time to time (the “Plan”) of options to purchase 250,000 shares of Company “Common Stock,” as defined in the Plan, effective three business days following the Effective Date (the “Equity Grant”). The exercise price of the options in the Equity Grant shall be the fair market value of a share of Company Common Stock on the applicable effective date of grant, determined in accordance with the Plan. Executive shall execute a stock option agreement provided by the Company consistent with the terms of the option grant and the Plan. The options in the Equity Grant shall vest and thereby become exercisable upon the one-year anniversary of the Effective Date, upon Executive’s completion of one year of continuous service as an employee of Company or of a Subsidiary from the Effective Date subject to Executive’s continued compliance with any restrictive covenants by which Executive may be bound. Continuous service shall have the meaning ascribed in the Plan. Except to the extent that provisions of the Plan relating to termination of continuous service as an employee apply to the termination of options, to the extent not exercised, the options shall expire ten years from the effective date of grant. The options shall be incentive stock options to the extent permitted by Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) Expense Reimbursements. During the Term, the Company or a Subsidiary shall reimburse Executive for reasonable and necessary travel and other business expenses incurred by Executive in the performance of Executive’s duties under this Agreement, subject to necessary documentation and in accordance with the Company’s Policies and procedures in effect from time to time.

(e) Benefit Plans. During the Term, Executive may be eligible (to the extent Executive qualifies) to participate in certain retirement, pension, life, health, accident and disability insurance, equity incentive plan or other similar employee benefit plans, which may be adopted by Company for its executive officers or other employees. Company and the Subsidiaries have the right, at any time and without any amendment of this Agreement, and without prior notice to or consent from Executive, to adopt, amend, change, or terminate any such benefit plans that may now be in effect or that may be adopted in the future, in each case without any further financial obligation to Executive; provided that such unilateral change does apply to Executive in a manner different than other Company executives or employees of a comparable executive level, except for changes required by applicable federal, state, or local law, or implemented in response to any change of federal, state or local law or regulation. Any benefits to which Executive may be entitled under any benefit plan shall be governed by the terms and conditions of the applicable benefit plan, and any related plan documents, as in effect from time to time. If Executive receives any grant of stock options or stock or stock related equity awards (“Awards”) under any stock option plan, stock purchase plan, or other equity incentive plan of Company (an “Equity Plan”), the terms and conditions of the Award, and Executive’s rights with respect to the Award, shall be governed by (i) the terms of the Equity Plan, as the same may be amended from time to time, and (ii) the terms and conditions of any stock option agreement, stock purchase agreement, or other agreement that Executive may sign or be required to sign with respect to any Award.

(f) Vacation; Sick Leave. During the Term, Executive shall be entitled to paid time off and sick leave in accordance with the Policies of the Company. Executive’s vacation shall be taken at such time as is consistent with the needs and Policies of Company and its Subsidiaries. All vacation days and sick leave days shall accrue annually based upon days of service. Executive’s right to leave from work due to illness is subject to the Policies and the provisions of this Agreement governing termination due to disability, sickness or illness. The Policies governing the disposition of unused vacation days and sick leave days remaining at the end of Company’s fiscal year shall govern whether unused vacation days or sick leave days will be paid, lost, or carried over into subsequent fiscal years.

(g) Indemnification. The Company shall enter into the Company’s standard form indemnification agreement for officers and directors with Executive.

3. Inventions/Intellectual Property/Confidential Information. Executive acknowledges the execution and delivery to Company of an Employee Confidential Information and Inventions Assignment Agreement” (the “Confidentiality and IP Agreement”), attached hereto as Exhibit A.

4. Additional Restrictive Covenants.

(a) Cooperation. Executive agrees that during Executive’s employment with the Company and thereafter (regardless of whether Executive resigns or is terminated, or the reason for such resignation or termination), Executive shall, without any additional consideration, provide reasonable and timely cooperation in connection with (a) any actual or threatened litigation, inquiry, review, investigation, process, or other matter, action, or proceeding (whether conducted by or before any arbitrator, court, regulatory, or governmental entity, or otherwise, or by or on behalf of the Company, any Subsidiary, or any of their respective affiliates), that relates to events occurring during Executive’s employment with the Company or about which the Company otherwise believes Executive may have relevant information; (b) the transitioning of Executive’s role and responsibilities to other personnel; and (c) the provision of information in response to the Company’s requests and inquiries in connection with Executive’s separation and/or relating to topics about which the Company otherwise believes Executive may have relevant information. Executive’s cooperation shall include being available to (i) meet with and provide information to the Company and each of the Company Entities (as defined below) and each and all of their respective shareholders, interest holders, unit holders, advisors, managers, officers, directors, partners, principals, members, employees, fiduciaries, representatives, and agents (each a “Company Party”) and their counsel or other agents in connection with fact-finding, investigatory, discovery, and/or pre-litigation or other proceeding issues, and (ii) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) in connection with any such matter, all without the requirement of being subpoenaed. The Company shall try to schedule Executive’s cooperation pursuant to this Section so as not to unduly interfere with Executive’s other personal or professional pursuits

(b) Non-Disparagement; Non-Publicity. Except as provided in Section 1.6 of the Confidentiality and IP Agreement, Executive agrees that, both during and after Executive’s employment, Executive will not, whether in private or in public, directly or indirectly, make, publish, encourage, ratify, or authorize, or aid, assist, or direct any other person or entity in making or publishing, whether in written, oral, digital, or any other form: (a) any statements, postings, or other communications that are defamatory, malicious, or slanderous about, or that are misrepresentative of any of the Company, any Subsidiary, or any of their respective agents, affiliates, customers, directors, employees, executives, investors, officers, members, or representatives, or (b) any statements, postings, or other communications that in any way defame, damage, or disparage the Company and its current former or future parents, subsidiaries, affiliates, or related entities (the “Company Entities”) or their respective investors, products, employees, partners, or services. Further, Executive agrees not to do any of the following except as within the performance of Executive’s lawful and authorized duties within the scope of Executive’s employment with the Company or pursuant to the explicit written approval of the Company: (i) communicate with any member of the media concerning any Company Party, (ii) make any statement, posting, or other communication in, on, to, or through any media (whether print, television, radio, the internet, social media, or with or through any reporter, blogger, “app” (such as TikTok, Instagram, Snapchat, or the like), or otherwise (collectively “Media”)) that purports to be on behalf of any Company Party, or which a third party may perceive (A) has been authorized, approved, or endorsed by a Company Party or (B) reflects the views of any Company Party, or otherwise includes any Confidential Information, (iii) conduct any Company business activity on any Media, (iv) provide any Company Party’s promotional material to any person or entity, or (v) direct, aid, encourage, or assist any other person or entity to do any of the foregoing; provided that nothing in this Section 3(c) shall be construed in a manner that would violate any law. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Further, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

5. Termination of Employment. During the Term:

(a) Resignation by Executive. Executive may resign Executive’s employment at any time, for any reason, or for no reason upon at least thirty (30) days prior written notice to the Company; provided, however that the notice requirements upon a resignation for Good Reason shall be the notice required pursuant to the definition of Good Reason (as defined below), provided further that the Company may, at any time during such 30-day period, relieve Executive from all or any of Executive’s duties for all or part of the remainder of such 30-day period (including a requirement that Executive must stay away from all or any of the Company’s premises and/or will not be provided with any work and/or will have no business contact with all or any of the Company’s agents, employees, customers, clients, distributors and suppliers) and provided further that the Company may, in its sole discretion, waive all or part of such notice period, in which case Executive’s employment shall terminate on such date as directed by the Company.

(b) Termination by the Company without Cause. The Company may terminate Executive’s employment without Cause (as defined below) at any time.

(c) Termination by the Company for Cause. The Company may terminate Executive’s employment with Cause at any time upon written notice to Executive.

(d) Termination Upon Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If Executive sustains a Disability (as defined below) while Executive is employed by the Company, the Company may terminate Executive’s employment by giving Executive thirty (30) days written notice of the Company’s intent to terminate Executive’s employment. Notwithstanding the foregoing, nothing in this Section 5(d) shall be construed to waive Executive’s rights, if any, under applicable law.

6. Payments Due Upon Termination of Employment. Except as otherwise provided in this Agreement, upon termination of Executive’s employment, Company and the Subsidiaries shall have no further obligation to Executive, by way of compensation or otherwise.

(a) Upon termination of Executive’s employment with Company at any time and for any reason, in the event of the termination of Executive’s employment by Company for Cause, or termination of Executive’s employment as a result of death, Disability, Executive’s resignation for Good Reason or without Good Reason, Executive will be entitled to receive only the severance benefits set forth below and those provided in the Severance Agreement, if applicable, pursuant to the terms and conditions thereof, and Executive will not be entitled to any other compensation, award, or damages with respect to Executive’s employment or termination of employment.

(i) Termination for Cause, Death, Disability, or Resignation without Good Reason. In the event of the termination of Executive’s employment by Company for Cause, or termination of Executive’s employment as a result of death, Disability, or resignation, Executive will be entitled to receive payment for all accrued but unpaid salary actually earned prior to or as of the date of termination of Executive’s employment, and vacation or paid time off accrued as of the date of termination of Executive’s employment. Executive will not be entitled to any cash severance benefits or additional vesting of any stock options or other equity or cash awards except as provided in Section 5(a)(ii) or the Severance Agreement, in the event of a termination of Executive’s employment by Company without Cause or if Executive resigns for Good Reason, subject to the terms and conditions of Section 5(a)(ii) and the Severance Agreement, as applicable.

(ii) Termination Without Cause or Resignation for Good Reason. In the event of a termination of Executive’s employment by Company without Cause (excluding due to Disability) or Executive resigns for Good Reason, subject to Executive’s continued compliance with any restrictive covenants by which Executive may be bound, including but not limited to those contained in Section 3 hereof and those set forth in the Confidentiality and IP Agreement, Executive will be entitled to (A) the benefits set forth in Section (a)(i) and (B) if the date of termination occurs: (x) during the Term, a pro-rated portion of the Annual Bonus, if any, for the year of termination, based on actual performance (determined by multiplying the amount of such Annual Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 365) or (y) after the Term but prior to the payment of the Annual Bonus, if any, in respect of the 2023 fiscal year, a pro-rated portion of the Annual Bonus, if any, in respect of the 2023 fiscal year, based on actual performance (determined by multiplying the amount of such Annual Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 365), in each case, paid on the later of (x) the first regularly scheduled payroll date following the 60th day following Executive’s termination of employment and (y) in the calendar year following the calendar year to which the Annual Bonus relates on the date such Annual Bonus would have been paid if Executive’s employment had not terminated.

(b) Release. The Company’s obligation to make such payments under Section (a)(ii) and provide any other such benefits contemplated herein shall be contingent upon Executive’s execution of a release in a form and containing such substance as reasonably acceptable to the Company (the “Release”), which Release must be signed and any applicable revocation period with respect thereto must have expired by the 30th day following Executive’s termination of employment (or such other time period as required by applicable law). The Release will not waive any of Executive’s rights, or obligations of the Company or its successor in interest and the Subsidiaries, regarding: (1) any right to indemnification and/or contribution, advancement or payment of related expenses Executive may have pursuant to the Company’s Bylaws, Articles of Incorporation, under any written indemnification or other agreement between the parties, and/or under applicable law; (2) any rights that Executive may have to insurance coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; (3) any claims for worker’s compensation, state disability or unemployment insurance benefits, or any other claims that cannot be released as a matter of applicable law; (4) rights to any vested benefits under any stock, compensation or other employee benefit plan of the Company; (5) any rights Executive may have as an existing shareholder of the Company; and (6) any claims arising after the effective date of the Release. Nothing in the Release or any other agreement between Executive and the Company will prohibit or prevent Executive from providing truthful testimony or otherwise responding accurately and fully to any question, inquiry or request for information or documents when required by legal process, subpoena, notice, court order or law (including, without limitation, in any criminal, civil, or regulatory proceeding or investigation), or as necessary in any action for enforcement or claimed breach of this Agreement or any other legal dispute with the Company.

(c) Section 280G of the Code.

(i) Notwithstanding anything in this Agreement to the contrary, if any payment, distribution, or other benefit provided by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this Section 5(c) would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the “Excise Tax”), then the Payments shall be either: (A) delivered in full pursuant to the terms of this Agreement, or (B) delivered to such lesser extent as would result in no portion of the payment being subject to the Excise Tax, as determined in accordance with Section 5(b).

(ii) The determination of whether Section 5(c)(i)(A) or Section 5(c)(i)(B) shall be given effect shall be made by the Company on the basis of which of such clauses results in the receipt by Executive of the greater Net After-Tax Receipt (as defined herein) of the aggregate Payments. The term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

(iii) If Section 5(c)(i)(B) is given effect, the reduction shall be accomplished in accordance with Section 409A of the Code and the following: first by reducing, on a pro rata basis, cash Payments that are exempt from Section 409A of the Code; second by reducing, on a pro rata basis, other cash Payments; and third by forfeiting any equity-based awards that vest and become payable, starting with the most recent equity-based awards that vest, to the extent necessary to accomplish such reduction.

(iv) Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5(c) shall be made by the Company’s independent accountants or compensation consultants (the “Third Party”), and all such determinations shall be conclusive, final and binding on the parties hereto. The Company and Executive shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 5(c). The Third Party shall provide detailed supporting calculations both to the Company and Executive. The Company shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 5(c).

(v) If, at the time of a transaction giving rise to Payments that could constitute “parachute payments” within the meaning of Section 280G of the Code, the stock of the Company is not readily tradable on an established securities market and the Company determines that the exemption described in Section 280G(b)(5) of the Code would apply to the Payments if the requisite shareholder approval is obtained in accordance with the terms and conditions of Section 280G of the Code, the Company shall use commercially reasonable efforts to seek the requisite shareholder approval of the Payments such that no Payments would constitute “excess parachute payments.”

(d) Definitions. For purposes of this Section, the following definitions shall apply:

(i) “Cause” shall have the meaning ascribed to such term in the Severance Agreement.

(ii) “Disability” shall mean Executive’s inability to perform the essential functions of Executive’s job responsibilities, despite any reasonable accommodation required by applicable law, for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.

(iii) “Good Reason” shall have the meaning ascribed to such term in the Severance Agreement.

(iv) “Severance Agreement” shall mean that certain amended and restated change in control and severance agreement plan entered into by and between the Company and Executive, effective as of December 2, 2022.

7. Turnover of Property and Documents on Termination. Executive agrees that on or before termination of Executive’s employment, or at any other time at the Company’s or Board of Director’s request, Executive will return to Company, and all Subsidiaries, all equipment and other property belonging to Company and the Subsidiaries, and all originals and copies of confidential information (in any and all media and formats, and including any document or other item containing Confidential Information as defined in Exhibit A) in Executive’s possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing confidential information) in Executive’s possession or control: (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, notations of the Executive, laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of Company and any Subsidiaries; (d) any and all intellectual property developed by Executive during the course of employment; and (e) the manual and memoranda related to the Policies. To the extent there is a conflict between this Section 6 and the Confidentiality and IP Agreement executed by the Executive, the Confidentiality and IP Agreement provisions control.

8. Resignation as a Director on Termination of Employment. Upon termination of Executive’s employment for any reason by either party, Executive hereby agrees that Executive shall automatically be treated as having resigned from any offices or positions related to the Company (including as a member of the Board of Directors, if applicable) or any of its affiliates, and shall timely execute any documents required to effectuate the same.

9. Arbitration. It is the intention of Executive and Company that the Federal Arbitration Act and the California Arbitration Act shall apply with respect to the arbitration of disputes, claims, and controversies pursuant to, arising under, or in connection with this Agreement (including its Exhibit A Confidentiality and IP Agreement). Except for injunctive proceedings against unauthorized disclosure of confidential information or other actual or threatened breach of this Agreement or its Exhibit A Confidentially and IP Agreement that may cause irreparable and continuing injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law (and upon the issuance or denial of an injunction the underlying merits of any dispute will be resolved in accordance with the remainder of this Section), any and all claims or controversies between Company or any Subsidiary and Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement or the Policies; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) or the Employment Arbitration Rules & Procedures of the Judicial Arbitration and Mediation Service (“JAMS”), as selected by Company or a Subsidiary. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over Company and Executive. The location of the arbitration shall be San Francisco, California. Unless Company or a Subsidiary and Executive mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the AAA or the JAMS. Company, or a Subsidiary, if the Subsidiary is a party to the arbitration proceeding, shall pay the arbitrator’s fees and costs. Executive shall pay for Executive’s own costs and attorneys’ fees, if any. Company and any Subsidiary that is a party to an arbitration proceeding shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Notwithstanding the foregoing, nothing in this Section shall be construed in a manner that would violate any law.

EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

10. Severability. In the event that any of the provisions of this Agreement or the Policies shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement or the Policies. In the event that any provision relating to a time period of restriction shall be declared by an arbitrator or court of competent jurisdiction to exceed the maximum time period such arbitrator or court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the arbitrator or court shall become and shall thereafter be the maximum time period.

11. Agreement Read and Understood. Executive acknowledges that Executive has carefully read the terms of this Agreement, that Executive has had an opportunity to consult with an attorney or other representative of Executive’s own choosing regarding this Agreement, that Executive understands the terms of this Agreement and that Executive is entering this Agreement of Executive’s own free will.

12. Complete Agreement, Modification. This Agreement, the Confidentiality and IP Agreement, and the Severance Agreement are the complete agreement between Executive and Company on the subjects contained in this Agreement. This Agreement supersedes and replaces all previous correspondence, promises, representations, and agreements, if any, either written or oral with respect to Executive’s employment by Company or any Subsidiary and any matter covered by this Agreement. No provision of this Agreement may be modified, amended, or waived except by a written document signed both by Company and Executive.

13. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of California.

14. Assignability. This Agreement, and the rights and obligations of Executive and Company under this Agreement, may not be assigned by Executive. Company may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of Company’s obligations under this Agreement.

15. Taxes.

(a) Generally. The Company or any Subsidiary may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment and social insurance taxes as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement.

(b) Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code, and the rules and regulations promulgated thereunder (“Section 409A”), or shall comply with the requirements of such provision and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. To the extent the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company without violating the provisions of Section 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A. For purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean a “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits. Each payment under this Agreement or otherwise in a series of payments shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’ or one of its subsidiaries’ expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any provision in this Agreement to the contrary, if on the date of Executive’s termination from employment with the Company Executive is deemed to be a “specified employee” within the meaning of Section 409A using the identification methodology selected by the Company from time to time, or if none, the default methodology under Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding any of the foregoing to the contrary, the Company and its affiliates and its and their respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Section 409A.

16. Survival. The covenants and agreements contained in Sections 3, 4, 7, and 9-15 of this Agreement, as well as the Confidentiality and IP Agreement, shall survive termination of this Agreement and Executive’s employment.

17. Notices. Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, personally delivered to the party to whom it is to be given, or transmitted via electronic mail. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via electronic mail, five (5) days after deposit in the U.S. mail and one (1) day business after deposit for next business day. Notices shall be addressed as follows (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 17):

If to the Company:

OncoCyte Corporation

15 Cushing

Irvine, California 92618

Attention: General Counsel

If to Executive, to Executive’s physical and/or email address most recently on file with the Company.

[Signatures to the Employment Agreement Are Found on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EXECUTIVE:

/s/ Joshua Riggs
Joshua Riggs

COMPANY:

ONCOCYTE CORPORATION

By:	/s/ Andy Arno

Title:	Chairman of the Board

Signature Page to Employment Agreement (Joshua Riggs)

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my continued employment by ONCOCYTE CORPORATION its subsidiaries, parents, affiliates, successors and assigns (together “Company”) pursuant to the Employment Agreement effective as of December 2, 2022 (the “Employment Agreement”) and the compensation paid to me now and during my employment with Company, I, Joshua Riggs, hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”) and agree as follows:

1. Confidential Information Protections.

1.1 Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, algorithms, mask works, ideas, processes, formulas, software in source or object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights (as defined below) therein (collectively, “Inventions”), and genetic and protein biomarkers of any and all kinds used in or related to Company diagnostic tests, products, or research, even if not patented or patentable; (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to my employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me.

1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information or unless expressly authorized by an officer of Company in writing.

Employee Confidential Information and Inventions Assignment Agreement Joshua Riggs Page 1

1.4 Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1, except in connection with my lawful and authorized duties as an employee of the Company during my employment or as otherwise provided in Section 1.6 below..

1.5 No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

1.6 .. Notwithstanding anything herein to the contrary, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Section 1, the Employment Agreement to which it is an Exhibit, or any other agreement or Company policy shall prevent Executive from, or expose Executive to criminal or civil liability under federal or state trade secrets law for (i) directly or indirectly, sharing any Company Party’s (as defined in the Employment Agreement) trade secrets or other Confidential Information (except information protected by any Company Party’s attorney-client or work product privilege) with law enforcement, an attorney, or any federal, state, or local government agencies, regulators, or officials (including the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the California Labor & Workforce Development Agency, or any other analogous state or local agencies), for the purpose of investigating or reporting a suspected violation of law (including but not limited to any whistleblower retaliation claim), whether in response to a subpoena or otherwise, without notice to the Company; (ii) disclosing any Company Party’s trade secrets in a filing in connection with a legal claim including but not limited to any whistleblower retaliation claim), provided that the filing is made under seal; (iii) discussing or disclosing information related to Executive’s general job duties or responsibilities; and/or (iv) in any way participating in any action seeking to rectify or address sexual harassment or other illegal conduct, or from making such good faith based allegations relating to sexual harassment, harassment, discrimination, or any other conduct prohibited by law, in accordance with the terms of this Agreement.

2. Assignments of Inventions.

2.1 Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Excluded Inventions and Other Inventions. Attached hereto as Annex A is a list describing all existing Inventions, if any, (a) that are owned by me or in which I have an interest and were made or acquired by me prior to my date of first employment by Company, (b) that may relate to Company’s business or actual or demonstrably anticipated research or development, and (c) that are not to be assigned to Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no Excluded Inventions. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (as defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

Employee Confidential Information and Inventions Assignment Agreement Joshua Riggs Page 2

2.3 Assignment of Company Inventions. Inventions assigned to Company or to a third party as directed by Company pursuant to Section 2.6 are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 and except for Excluded Inventions set forth in Annex A and Other Inventions, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that is covered under California Labor Code section 2870(a) (the “Specific Inventions Law”) except for those Inventions that are covered by a contract between Company and the United States or any of its agencies that require full title to such patent or Invention to be in the United States.

2.5 Obligation to Keep Company Informed. During the period of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.

2.6 Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7 Ownership of Work Product. I agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Company all right, title and interest worldwide in and to such work product. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8 Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Company or its designee, including the United States or any third party designated by Company. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.

Employee Confidential Information and Inventions Assignment Agreement Joshua Riggs Page 3

2.9 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4. Duty of Loyalty During Employment. I agree that during the period of my employment by Company, I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5. No Solicitation of Employees, Consultants or Contractors. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company, solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company (or individual who was an employee or contractor of the Company at any point during the twelve (12) months preceding the date of such solicitation or other similar act), with whom I had direct contact with or had access to Confidential Information about by virtue of the my employment with Company, to terminate or lessen his, her or its employment or engagement with the Company..

6. Reasonableness of Restrictions.

6.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

6.2 To the extent permitted by applicable law, in the event that an arbitrator or court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the arbitrator or court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

6.3 To the extent permitted by applicable law, if the arbitrator or court declines to enforce this Agreement in the manner provided in subsection 6.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7. No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

Employee Confidential Information and Inventions Assignment Agreement Joshua Riggs Page 4

8. Return of Company Property. When I leave the employ of Company, or at any other time as requested by the Company or the Board of Directors, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.

9. Legal and Equitable Remedies.

9.1 . I agree that my breach or threatened breach of any of the restrictions set forth this Agreement will result in irreparable and continuing damage to the Company for which there is no adequate remedy at law. Thus, in addition to the Company’s right to arbitrate disputes relating to this Agreement (as set forth in the Employment Agreement), the Company shall be entitled to obtain emergency equitable relief, including a temporary restraining order and/or preliminary injunction, in aid of arbitration, from any state or federal court of competent jurisdiction, without first posting a bond, to restrain any such breach or threatened breach. Such relief shall be in addition to any and all other remedies, including damages, available to the Company and its affiliates against me for such breaches or threatened breaches. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions contained in the Employment Agreement.

9.2 In the event Company enforces this Agreement through an arbitration or court order, I agree that the restrictions of Section 5 will be tolled during the period of such breach and remain in effect for a period of 12 months from the effective date of the Order enforcing the Agreement.

10. Notices. Any notices required or permitted under this Agreement will be given to Company in accordance with the notice provisions contained in the Employment Agreement.

11. Publication of This Agreement to Subsequent Employer or Business Associates of Employee.

11.1 If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Section 5 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

11.2 I agree to inform the Company of all employment and business ventures which I enter into while the restrictions described in Section 5 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

12. General Provisions.

12.1 Governing Law; Dispute Resolution. This Agreement will be governed by and construed according to the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between residents of California. Any disputes arising form or relating to this Agreement shall be resolved in accordance with the arbitration clause contained in the Employment Agreement.

12.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

Employee Confidential Information and Inventions Assignment Agreement Joshua Riggs Page 5

12.3 Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, Subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

12.4 Survival. This Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

12.5 Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company for any specific period of time.

12.6 Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.7 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

12.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument. This Agreement may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).

12.9 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

Employee Confidential Information and Inventions Assignment Agreement Joshua Riggs Page 6

This Agreement shall be effective as of December 2, 2022.

EMPLOYEE:

/s/ Josh Riggs
(Signature)

Joshua Riggs

COMPANY:

ACCEPTED AND AGREED

ONCOCYTE CORPORATION

By:	/s/ Andy Arno
Andy Arno
Chairman of the Board of Directors

Address:	15 Cushing Irvine, California 92618

Employee Confidential Information and Inventions Assignment Agreement Joshua Riggs Page 7

Annex A
To The
EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

EXCLUDED INVENTIONS

TO:	OncoCyte Corporation
FROM:	Joshua Riggs
DATE:

1. Excluded Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Excluded Inventions:

☐	No Excluded Inventions.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Excluded Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

Excluded Invention	Party(ies)	Relationship
1.
2.
3.

☐	Additional sheets attached.

3. Limited Exclusion Notification.

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a. Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.